UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2012

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                           Other Event.

On June 4, 2012, Bryce Blair, Chairman of the Board of AvalonBay Communities, Inc. (“AvalonBay”), adopted a pre-arranged stock trading plan to sell up to 74,344 shares of AvalonBay’s common stock (“Common Stock”) over a thirteen week period beginning on July 5, 2011, subject to certain price conditions set forth in the plan.  Mr. Blair’s stock trading plan was adopted in accordance with guidelines specified under Rule 10b5-1 under the Securities Exchange Act of 1934 and the Company’s policy regarding stock transactions.  The purpose of the plan is to allow Mr. Blair to sell shares in an orderly manner as part of an individual plan for asset diversification while avoiding concerns about the timing of the transactions.  If all 74,344 shares subject to the plan are sold, Mr. Blair will retain ownership and a pecuniary interest in 153,154 shares at the conclusion of the plan, as well as 119,208 employee stock options.

Mr. Blair and his wife are trustees of the Blair Family Foundation, a charitable foundation which owns an additional 22,858 shares of Common Stock with respect to which Mr. Blair disclaims any pecuniary beneficial interest.  On June 4, 2011, Mr. Blair and his wife established a pre-arranged stock trading plan to sell all of such shares over a thirteen week period beginning July 5, 2011, subject to certain price conditions set forth in the plan.  The purpose of the plan is to enable the Blair Family Foundation to sell such shares in an orderly manner for asset diversification while avoiding concerns about the timing of the transactions.  If all 22,858 shares of Common Stock are sold, the Blair Family Foundation will no longer own any Common Stock.

The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors of the Company in the future or to report any modifications or termination of any publicly announced 10b5-1 plans except to the extent required by applicable law or rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

June 11, 2012
	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Chief Financial Officer